Exhibit 99.1

Cancer Research UK, Cancer Research Technology And Asterias Biotherapeutics Partner To Trial Immunotherapy Vaccine For Lung Cancer

-Conference Call and Webcast on September 12, 2014 at 8:30 a.m. ET, 5:30 a.m. PT-

MENLO PARK, Calif. and LONDON, Sept. 11, 2014 /PRNewswire/ -- CANCER RESEARCH UK and Cancer Research Technology (CRT), the charity's development and commercialisation arm, have reached an agreement with Asterias Biotherapeutics, Inc. (OTCBB: ASTY), a biotechnology company in the emerging field of regenerative medicine, to take forward Asterias' novel immunotherapy treatment AST-VAC2 into clinical trials in subjects with non-small cell lung cancer.

AST-VAC2 represents the tenth treatment to enter Cancer Research UK's Clinical Development Partnerships* (CDP) scheme, with six having progressed into the clinic to date. CDP is a joint initiative between Cancer Research UK's Drug Development Office (DDO) and Cancer Research Technology, to develop promising anti-cancer agents which pharmaceutical companies do not have the resources to progress through early phase clinical trials.

AST-VAC2 is a non-patient specific (allogeneic) cancer vaccine designed to stimulate patients' immune systems to attack telomerase, a protein that is expressed in over 95 percent of cancers but is rarely expressed in normal adult cells.

The vaccine was developed following successful early phase clinical trials of a similar, patient specific (autologous) Asterias vaccine, called AST-VAC1, which was derived from patients' blood cells and tested in prostate cancer and acute myeloid leukemia.

Unlike AST-VAC1, and other autologous (patient specific) vaccines that are developed from a patient's own cells, AST-VAC2 is derived from human embryonic stem cells (hESCs), meaning it can be produced on a large scale and stored ready for use, rather than having to produce a specific version of the drug for each patient.

The trial of AST-VAC2 will evaluate the safety and toxicity of the vaccine, feasibility, stimulation of patient immune responses to telomerase and AST-VAC2, and clinical outcome after AST-VAC2 administration in patients with resected early-stage lung cancer and in patients with advanced forms of the disease.

Pedro Lichtinger, Asterias' chief executive officer, said: "The Asterias collaboration with Cancer Research UK's Drug Development Office and CRT represents a major step in advancing our proprietary dendritic cell platform for the potential benefit of patients.

"AST-VAC2 is based on a specific mode of action that is complementary and potentially synergistic to other immune therapies. We are delighted to partner with Cancer Research UK to advance this important platform through Phase 1/2 clinical trials. Cancer Research UK's Drug Development Office has the global recognition of having the quality, capability and track record of successfully advancing development programs. We are excited about the possibility of favorably impacting the lives of patients across multiple cancers and are proud to be working with Cancer Research UK."

Under the agreement, Asterias will complete development of the manufacturing process for AST-VAC2. Cancer Research UK will then produce the vaccine and conduct the phase 1/2 clinical trial in the UK. On completion of the clinical trial, Asterias will have an exclusive first option to acquire a license to the data from the trial on pre-agreed terms including an upfront payment, milestones and royalties on sales of products. If Asterias declines this option, CRT will then have an option to obtain a license to Asterias' intellectual property to continue the development and commercialisation of AST-VAC2 and related products in exchange for a revenue share to Asterias of development and partnering proceeds.

Dr. Jane Lebkowski, president of research and development at Asterias, said: "The use of human embryonic stem cells to derive allogeneic dendritic cells for cancer immunotherapy has the potential to dramatically improve the scalability, consistency, and feasibility of cellular cancer vaccines. We believe this collaboration will enable the acceleration of clinical studies of AST-VAC2 and the collection of important proof-of-concept data for the entire human embryonic stem cell-derived dendritic cell immunotherapy platform."

Nigel Blackburn, Cancer Research UK's Director of Drug Development, said: "Recent advances in cancer immunotherapy have demonstrated the exciting potential of these treatments to improve outcomes in devastating diseases such as lung cancer. Better treatment options for lung cancer are badly needed and it is through collaborations such as this that we can save more lives sooner."

Conference Call and Webcast Details

Asterias will host a conference call and webcast tomorrow, September 12, 2014, at 8:30 a.m. ET/ 5:30 a.m. PT.

For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S. is 877-407-8291. For participants outside the U.S., the dial-in number is 201-689-8345. To access the live webcast, go to http://wsw.com/webcast/cc/astb2.

A replay of the conference call will be available for seven business days beginning about two hours after the conclusion of the live call. The telephone dial-in number for U.S. participants is 877-660-6853. For participants outside the U.S., the replay dial-in number is 201-612-7415. An archived webcast will also be available for 30 days, and may be accessed at http://wsw.com/webcast/cc/astb2.

*The CDP portfolio includes a monoclonal antibody and other molecularly targeted drugs. One treatment has successfully completed a first-in-man trial and has been licensed back to the originating company for further development.

About Lung Cancer

US:

Lung cancer is the leading cause of cancer death in the United States. More than 150,000 people in the US die from lung cancer annually. In the US five year survival rates remain only 25-50 percent for early stage disease and less than 20 percent for advanced disease. NSCLC is much more common than other types of lung cancer, and accounts for 85 percent of all lung cancer cases.

UK:

Lung cancer is the leading cause of cancer death in the UK, with more than 35,000 people dying from the disease each year. It has one of the lowest survival rates of any cancer and less than 10 per cent of people survive more than five years.

About Cancer Immunotherapy and Cancer Vaccines
Vaccines have the potential to act synergistically with immune checkpoint inhibitors by using the checkpoint inhibitor to activate, and the vaccine to direct, the immune response to cancer cells. One promising cancer vaccine approach uses dendritic cells, which normally serve this training function – known as antigen presentation – in the human immune system. However, first generation dendritic cell vaccines, such as Dendreon's Provenge® (sipuleucel-T) and Asterias' AST-VAC1, must be manufactured on a patient-by-patient (autologous) basis, which can result in higher costs of manufacture, variability in product performance, and delayed availability of such autologous products. Asterias' AST-VAC2 product represents a scalable platform for low cost, consistent manufacturing of a dendritic cell vaccine with on demand availability.

About AST-VAC2
AST-VAC2 is an immunotherapeutic product candidate consisting of human embryonic stem cell derived- mature dendritic cells (hESC-DCs) that are engineered to express telomerase. AST-VAC2 is designed as an "off-the-shelf" vaccine platform to stimulate an immune response against tumor cells expressing telomerase. Telomerase is expressed in most human cancers, and plays an important role in the prolonged proliferative lifespan of cancer cells. In contrast, telomerase expression is rare and transient in most normal adult tissues, making telomerase an attractive target for cancer immunotherapy.

Previous studies of a patient specific (autologous), peripheral blood-derived, dendritic cell vaccine targeting telomerase (AST-VAC1) in prostate cancer and acute myelogenous leukemia (AML) provided promising data supporting the safety and feasibility of dendritic cell-based telomerase immunotherapy, and showed telomerase-specific immune responses in 55% of AML and 95% of prostate cancer patients.

Additionally, in the AST-VAC1 prostate cancer trials, reductions in PSA velocity and circulating tumor cells which correlated with patient immune responses were observed. The use of human embryonic stem cells, as opposed to patient blood, as the starting material for production of AST-VAC2 provides a scalable system for the production of a large number of vaccine doses in a single production lot, enabling reduced costs of manufacturing, "off-the-shelf" availability, and improved product consistency compared to autologous dendritic cell immunotherapy products.

About Asterias Biotherapeutics
Asterias' core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency. Asterias plans to develop therapies based on pluripotent stem cells to treat diseases or injuries in a variety of medical fields having major unmet needs and without adequate therapies available. Asterias initial focus is on two clinical stage programs including oligodendrocyte progenitor cells (AST-OPC1) for spinal cord injuries and antigen-presenting allogeneic dendritic cells (AST-VAC2) for lung cancer.

In October 2013, Asterias acquired the cell therapy assets of Geron Corporation. These assets included INDs for the clinical stage AST-OPC1 and AST-VAC1 programs, banks of cGMP-manufactured AST-OPC1 drug product, cGMP master and working cell banks of human embryonic stem cells, over 400 patents and patent applications filed worldwide including broad issued claims to fundamental platform technologies for the scalable growth of pluripotent stem cells and compositions of matter for several hESC-derived therapeutic cell types, research cell banks, customized reagents and equipment, and various assets relating to the AST-VAC2 program and preclinical programs in cardiology, and orthopedics.

Asterias is a member of the BioTime (NYSE MKT: BTX) family of companies. Asterias Series A Common Stock is traded on the OTC Bulletin Board under the symbol ASTY. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

About Cancer Research UK's Drug Development Office
Cancer Research UK's Drug Development Office has an impressive record of developing novel treatments for cancer. It currently has a portfolio of around 30 new anti-cancer agents in preclinical development, phase I or early phase II clinical trials. Since 1982, the Cancer Research UK Drug Development Office has taken over 120 potential new anti-cancer agents into clinical trials in patients, six of which have subsequently made it to market and many others are still in clinical development. Marketed drugs include Temozolomide (also known as Temodal®, Temodar and Temcad), a drug discovered by Cancer Research UK scientists, that is an effective new treatment for brain cancer and Abiraterone Acetate (also known as Zytiga®) which was co-discovered by Cancer Research UK scientists to treat advanced prostate cancer. Four other drugs are currently marketed for treatment of cancer patients. This rate of success is comparable to that of any pharmaceutical company.

About Cancer Research Technology
Cancer Research Technology (CRT) is a specialist commercialisation and development company, which aims to develop new discoveries in cancer research for the benefit of cancer patients. CRT works closely with leading international cancer scientists and their institutes to protect intellectual property arising from their research and to establish links with commercial partners. CRT facilitates the discovery, development and marketing of new cancer therapeutics, vaccines, diagnostics and enabling technologies. CRT is a wholly owned subsidiary of Cancer Research UK, the world's leading cancer charity dedicated to saving lives through research. Further information about CRT can be found at www.cancertechnology.com.

About Cancer Research UK

  Cancer Research UK is the world's leading cancer charity dedicated to saving lives through research.
  Cancer Research UK's pioneering work into the prevention, diagnosis and treatment of cancer has helped save millions of lives.
  Cancer Research UK receives no government funding for its life-saving research. Every step it makes towards beating cancer relies on every pound donated.
  Cancer Research UK has been at the heart of the progress that has already seen survival rates in the UK double in the last forty years.
  Cancer Research UK supports research into all aspects of cancer through the work of over 4,000 scientists, doctors and nurses.
  Together with its partners and supporters, Cancer Research UK's vision is to bring forward the day when all cancers are cured.

For further information about Cancer Research UK's work or to find out how to support the charity, please call 0300 123 1022 or visit www.cancerresearchuk.org. Follow us on Twitter and Facebook

FORWARD-LOOKING STATEMENTS
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements include statements with respect to the potential for success of AST-VAC2, the potential for Asterias' technology, the timing o potential for success of trials, among other things. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.

CONTACT: For media enquiries please contact Ailsa Stevens in the Cancer Research UK\CRT press office on 020 3469 8309 or, out-of-hours, the duty press officer on 07050 264 059. EVC Group Investors: Doug Sherk: 001-415-652-9100, Gregory Gin: 001-862-236-0673, Michael Polyviou: 001-212-850-6020; EVC Group Media: Janine McCargo: 001-646-688-0425